EXHIBIT 99.1

PriceSmart Announces Subscription Period for Rights Offering

and Distribution of Rights

San Diego, CA, December 20, 2004 – PriceSmart, Inc. (NASDAQ:PSMT) today announced that it is distributing today transferable subscription rights to purchase shares of its common stock, par value $0.0001 per share, to stockholders of record as of November 24, 2004. Each stockholder of record will receive one right for each share of PriceSmart common stock held by such stockholder as of the record date. The rights are being distributed as part of PriceSmart’s previously announced rights offering.

Each right will entitle the holder thereof to purchase 1.5 shares of PriceSmart common stock at a price of $7 per share until 5:00 p.m. New York City time, on Friday, January 21, 2005, and at a price of $8 per share from such date and time until 5:00 p.m. New York City time, on Wednesday, December 21, 2005. PriceSmart may terminate the rights offering for any reason before the expiration of the $7 or $8 subscription period. The rights will begin trading tomorrow on the Nasdaq National Market under the symbol “PSMTR.” PriceSmart’s common stock will begin trading “ex-rights” beginning tomorrow, meaning that the common stock and the rights will trade separately.

This announcement is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or foreign jurisdiction. A registration statement relating to these securities has been filed with and has been declared effective by the Securities and Exchange Commission.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America, the Caribbean, and the Philippines, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 26 warehouse clubs in 12 countries and one U.S. territory (four each in Panama and the Philippines; three in Costa Rica; two each in Dominican Republic, El Salvador, Guatemala, Honduras, and Trinidad; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands).

For further information, please contact Robert E. Price, Interim Chief Executive Officer at (858) 551-2336; or John M. Heffner, Executive Vice President and Chief Financial Officer at (858) 404-8826.